Item 77O - 10f3 Transactions

LAZARD RETIREMENT SERIES, INC.

SECURITIES PURCHASED DURING AN UNDERWRITING
INVOLVING LAZARD CAPITAL MARKETS LLC SUBJECT TO RULE 10f-3
UNDER THE INVESTMENT COMPANY ACT OF 1940

For the Year Ended December 31, 2013

						   Total		Shares
					Date	   Shares     Price   Purchased by
Portfolio		Security	Purchased  Offered  Per Share The Portfolio
									  (1)

Lazard Retirement 	SeaWorld  	4/19/13	26,000,000   $27.00 	1,700
US Small-Mid Cap	Entertainment
Equity Portfolio	Inc.



Total		                % of Offering
Principal	% of Offering	Purchased by
Purchased by	Purchased by	all Portfolios	Selling
The Portfolio	the Portfolio	(25% Maximum*)	Broker

$45,900		0.0065%		0.0769%		JPMorgan



Notes:
(1) In addition to the Portfolios, other accounts managed by LAM purchased, in aggregate, 20,000 shares, or 0.077%, of the total shares offered by SeaWorld Entertainment Inc.

*Purchases by all Portfolios in aggregate may not exceed 25% of the principal amount of the offering.